Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synovus Financial Corp.:
We consent to the use of our reports dated March 1, 2021, with respect to the consolidated financial statements of Synovus Financial Corp. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Atlanta, Georgia
May 17, 2021